Exhibit 99.1

WYNDHAM HOTELS & RESORTS INCREASES ITS SHARE REPURCHASE PROGRAM AND DECLARES QUARTERLY CASH DIVIDEND

PARSIPPANY, N.J., August 14, 2019 — Wyndham Hotels & Resorts, Inc. (NYSE: WH) announced today that its Board of Directors has increased the Company’s share repurchase authorization by $300 million, giving the Company $386 million of available repurchase authorization from July 1 going forward.  The Company’s Board of Directors also declared a quarterly cash dividend.

“Since becoming an independent public company in June 2018, we have repurchased more than $200 million of our common shares,” said Geoffrey A. Ballotti, chief executive officer. “We remain committed to returning a significant portion of our cash flow to our shareholders through dividends and buybacks, while maintaining flexibility to execute on our strategic growth initiatives.”

The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. Repurchases may be conducted in the open market or in privately negotiated transactions.

The Board of Directors also declared a quarterly cash dividend of $0.29 per share on its common stock, payable September 30, 2019 to shareholders of record as of September 13, 2019.

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company, with approximately 9,200 hotels across more than 80 countries on six continents. Through its network of approximately 817,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection®, and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with more than 400 properties under management. The Company’s award-winning Wyndham Rewards loyalty program offers over 77 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release include statements related to our quarterly dividend and share repurchases. These statements are made on the basis of our views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by Wyndham Hotels, including restructuring or strategic initiatives; risks related to our spin-off as a newly independent company; risks related to the acquisition and integration of La Quinta; risks related to the planned termination of certain hotel-management agreements (which may not be completed on the terms currently anticipated or at all); risks related to the timing and amount of future share repurchases and dividends as well as the risks set forth in Wyndham Hotels’  most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

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Contacts

Investors: Matt Capuzzi Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Dave DeCecco Group Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com